Exhibit 10.31

Equity Transfer Agreement

This equity transfer agreement (the "Agreement") was made and entered into on November 21, 2017 in Harbin City, Heilongjiang Province, the People's Republic of China by and between:

Transferor (1): Wang Yongqiang

ID No.: 23010219780502481X

Transferor (2): Liu Qiang

ID No.: 230102196212164110

(Transferor (1) and Transferor (2) shall hereinafter be individually referred to as each "Transferor" and collectively as "Transferors").

Transferee: Heilongjiang Xinda Enterprise Group Co., Ltd.

Registered Address: No. 9, Dalian North Road, Harping Road, Harbin Economic Development Zone, Heilongjiang Province
Legal Representative: Dai Rujun

WHEREAS:

1. Harbin Xinda Hi-Tech Co., Ltd. is a legally incorporated and existing limited liability company (with Wang Yongqiang as its legal representative, hereinafter referred to as "Hi-Tech Company");

2. Each Transferor is a registered shareholder of Hi-Tech Company, with Wang Yongqiang holding 91.25% and Liu Qiang holding 8.75% equity in Hi-Tech Company and all corresponding rights and interests (hereinafter referred to as "Transferred Equity");

3. Subject to the terms and conditions of the Agreement, each Transferor intends to transfer in whole the equity in Hi-Tech Company and all corresponding rights and interests held by it to Transferee.

NOW THEREFORE, upon friendly and equal negotiation, the parties reached the following agreement for mutual compliance.

Section 1 Sale and Purchase

1.1 According to the terms of the Agreement and subject to the conditions of the Agreement, each Transferor agrees to transfer Transferred Equity to Transferee;

1.2 After the completion of the equity transfer hereunder, each Transferor will no longer hold any equity in Hi-Tech Company, and Heilongjiang Xinda Enterprise Group Co., Ltd. will hold 100% equity in Hi-Tech Company.

1.3 Transferred Equity shall include all corresponding rights and interests, and shall be free and clear of any liens, pledges, other securities, options, claims and any other third-party rights of any nature whatsoever.

1.4 The parties agree that Transferee shall pay Transferors equity transfer price totaling Chinese Yuan ONE HUNDRED AND FIVE MILLION ONLY (RMB 105 million), and the parties acknowledge that the transfer price shall be the entire consideration to be received by each Transferor for the entire Transferred Equity and all corresponding rights and interests.

1.5 Within 30 days from the signing date of the Agreement, Transferee shall make the down payment of equity transfer price, Chinese Yuan SEVENTY-EIGHT MILLION ONLY (RMB 78 million), to the account of Hi-Tech Company;

1.6 Within 30 days after the completion of the industrial & commercial and related registration procedures in connection with the equity transfer, the down payment of equity transfer price, Chinese Yuan SEVENTY-EIGHT MILLION ONLY (RMB 78 million), shall be made to Transferors;

1.7 Within 30 days after the completion of the handover, inspection & acceptance of  financial affairs, assets, and all kinds of information, Transferee shall pay the remaining equity transfer price, Chinese Yuan TWENTY-SEVEN MILLION ONLY (RMB 27 million), to Transferors.

Section 2 Representations and Warranties

2.1 Transferors' Representations and Warranties to Transferee:

2.1.1 Transferors are the only legal owners of the subject matter of the contract and are entitled to exercise the full right to dispose of the subject matter of the contract.

2.1.2 At any time before the date of signing of the contract, Transferors has not sign any form of legal documents with any third party in connection with, or take any  disposal of the subject matter of the contract in any other way permitted by law, such disposal includes but is not limited to transfer, pledge, entrusted management, and assignment of all or part of the rights ancillary to the subject matter of the contract.

2.1.3 At any time after the date of signing of the contract, Transferors warrant that they will not sign any form of legal documents with any third party in connection with, or take any disposal of the subject matter of the contract in any other way permitted by law, such disposal includes but is not limited to transfer, pledge, entrusted management, and assignment of all or part of the rights ancillary to the subject matter of the contract.

2.1.4 At any time before and after the date of signing of the contract, Transferors warrant that the subject matter of the contract conforms and will conform with the transferrable conditions stipulated by law and is not or will not be subject to legal restrictions due to the reason of Transferors or any other third party, thereby affecting the normal progress of the legal procedures in connection with the equity transfer. Such non-transferrableness or restriction shall include but not be limited to a situation in which a court legally freeze or take other legal measures against the subject of this contract.

2.1.5 After the effectiveness of the contract, Transferors shall actively assist Transferee in going through all procedures in connection with the transfer of the subject matter of the contract, including but not limited to amending the company's articles of association, reorganizing the board of directors, and submitting relevant equity change documents to relevant authorities.

Transferors warrant that all the materials about Hi-Tech Company provided by them to Transferee, including but not limited to materials about financial conditions, production and operation, industrial & commercial registration, assets, project development, etc., are true and legal.

2.1.6 Transferors warrant, as of the official transfer of the entire Transferred Equity by Transferors to Transferee, that all the government licenses, approvals, and authorizations possessed by Hi-Tech Company necessary for its normal production and operation is and will remain in full force, and that nothing that might invalidate such government licenses, approvals, and authorizations has occurred or will occur.

2.2 Transferee's Representations and Warranties to Transferors:

2.2.1 Transferee meets and will remain meeting the statutory conditions for accepting the transfer of the subject matter of the contract as of the equity change registration, and the normal progress of the legal procedures in connection with the equity transfer will not be affected due to the disqualification of Transferee.

2.2.2 Transferee has sufficient financial capability to acquire the subject matter of the contract, and Transferee warrants that it is able to pay the transfer price as agreed in this contract.
Section 3 Parties' Respective Rights and Obligations

3.1 From the effective date of this contract, each Transferor will no longer own its equity in Hi-Tech Company held by it, and in respect of such equity, each Transferor will no longer enjoy any right or assume any obligation; Transferee will, according to the provisions of relevant laws and Hi-Tech Company's articles of association, enjoy rights and assume obligations in proportion to the equity transferred to it.

3.2 After the signing of this contract, Transferors shall, as required by Transferee, assist Transferee in registering the equity change with relevant authorities in a timely manner according to laws and regulations.
Section 4 Confidentiality

4.1 Transferors and Transferee shall keep confidential all information obtained by them in connection with this equity transfer contract, including but not limited to information about operation, assets, and financial conditions, trade secrets and know-hows, and others of Transferors, Transferee and Hi-Tech Company, and no party may make public or use such information.

4.2 In making public or publicizing this equity transfer, Transferors and Transferee shall use unified words determined upon consultation to ensure that the goodwill of no party will be harmed; without the consent of the other parties, no party may publish any speech or writing related to this equity transfer.

Section 5 Effective Date of Contract

5.1 This contract shall become effective upon satisfaction of all of the following conditions:

5.1.1 After the execution by all parties, this contract shall form as of the date first written above.
Section 6 Force Majeure

6.1 "Force Majeure" in this contract shall refer to any event that is unforeseeable, unavoidable and insurmountable and whose impact cannot be eliminated through reasonable efforts and expenses, including but not limited to earthquakes, typhoons, floods, fires, wars, or other events recognized in international business practices.

6.2 If a party hereto is unable to perform in whole or in part its obligations hereunder due to Force Majeure, such party may suspend the performance of such obligations as long as the Force Majeure event lasts. After the elimination of the impact of the Force Majeure event, if requested by the other party, the affected party shall continue to perform its unperformed obligations. Nevertheless, a party that suffers from Force Majeure and therefore proposes to suspend the performance of its obligations must, within 15 days after becoming aware of the Force Majeure event, notify the other party in writing, describing the nature, location, scope, possible duration of the Force Majeure, and the impact of the Force Majeure on its performance of its contractual obligations; the party giving such notice must use its best endeavors to mitigate the impact of Force Majeure event and possible losses arising therefrom.

6.3 If the parties dispute over the occurrence of a Force Majeure event or the impact of a Force Majeure event on the performance of the contract, the party requesting suspension of the performance of its contractual obligations shall bear the burden of proof.

6.4 If a party fails to perform the contract due to Force Majeure, it shall be exempted from liabilities for such failure in part or in whole based on the impact of Force Majeure. Nevertheless, if the Force Majeure occurs after the party's delay of performance, it shall not be exempted from liabilities.

Section 7 Liabilities for Breach

7.1 Any party breaching its representations and warranties herein and obligations hereunder shall bear liabilities for such breach, and shall compensate for all economic losses suffered by the other party due to such breach (if any), including, but not limited to all appraisal fees, litigation costs, and attorneys fees paid by the other party therefor.
Section 8 Miscellaneous

8.1 Modification to Contract

Any modification to this contract must be made in writing and signed by all parties. The modified part and the added content shall constitute an integral part of this contract.

8.2 Severability

If any provisions of this contract are found to be invalid by a court or arbitration institution with jurisdiction, the validity of other provisions shall not be affected, and other provisions shall remain valid.

8.3 Entire Agreement

This contract shall constitute all representations and agreements between the parties and supersede all oral or written representations, warranties, understandings and agreements made by the parties in relation to the subject matter of this contract before the signing date of this contract. All parties agree and acknowledge that no representation or covenant not expressly set out in this contract shall constitute a part of this contract and therefore serve as the basis for determining the parties' respective rights and obligations or interpreting the terms and conditions of this contract.

8.4 Notice

Notices hereunder shall be made in writing and delivered by mail, fax or other electronic means of communication. Such notices shall be deemed to be served upon when arriving at the address of the recipient. If such notices are sent by mail, the date of service shall be the date of receipt indicated on the return receipt; and if such notices are sent by fax, such notices shall be deemed to be served upon after the receipt of the confirmation message from the fax machine.

8.5 Dispute Resolution

The parties shall first resolve through negotiation any dispute arising from or related to this contract. If such negotiation fails, the parties agree to submit such dispute to an arbitration institution with jurisdiction.

Signed by Transferor (1):

Signed by Transferor (2):

Sealed by Heilongjiang Xinda Enterprise Group Co., Ltd.

Signed by its Legal Representative (Authorized Representative):

At Pingfang District, Harbin City, Heilongjiang Province
On November 21, 2017